Exhibit 99.1

FOR RELEASE: Monday, October 28, 2019 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR
THE THREE MONTHS ENDED SEPTEMBER 30, 2019

Shreveport, Louisiana – October 28, 2019 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended September 30, 2019 of $1.2 million, which was substantially consistent with net income for the three months ended September 30, 2018. The Company’s basic and diluted earnings per share were $0.73 and $0.68, respectively, for the three months ended September 30, 2019 compared to basic and diluted earnings per share of $0.68 and $0.63, respectively, for the three months ended September 30, 2018.

   The $29,000 increase in net income for the three months ended September 30, 2019 resulted primarily from a $294,000, or 43.9%, increase in non-interest income, a decrease of $75,000, or 30.0%, in provision for loan losses and a decrease of $35,000, or 11.1%, in provision for income taxes, partially offset by an increase of $301,000, or 10.8%, in non-interest expense, and a $74,000, or 1.9%, decrease in net interest income.  The $74,000 decrease in net interest income for the three months ended September 30, 2019 was primarily due to a $356,000, or 35.7%, increase in total interest expense, primarily due to an increase of 41 basis points in the average rate on total interest-bearing deposits, partially offset by an increase of $282,000, or 5.8%, in total interest income.  The Company’s average interest rate spread was 3.30% for the three months ended September 30, 2019 compared to 3.60% for the three months ended September 30, 2018. The Company’s net interest margin was 3.63% for the three months ended September 30, 2019 compared to 3.86% for the three months ended September 30, 2018. The decrease in net interest margin on a comparative quarterly basis was primarily the result of the increase of 41 basis points in average cost of interest-bearing deposits for the three months ended September 30, 2019 compared to the prior year.

The following table sets forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended September 30,
	2019		2018
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$331,368	5.57%	$325,720	5.47%
Investment securities	65,520	2.46	57,652	2.15
Interest-earning deposits	19,659	2.20	16,221	1.96
Total interest-earning assets	$416,547	4.92%	$399,593	4.85%

Interest-bearing liabilities:
Savings accounts	$46,630	1.03%	$36,099	0.54%
NOW accounts	31,254	0.62	33,079	0.50
Money market accounts	74,407	1.22	70,296	0.85
Certificates of deposit	176,897	2.10	166,889	1.63
Total interest-bearing deposits	329,188	1.61	306,363	1.20
Other bank borrowings	343	4.63	98	4.05
FHLB advances	1,307	4.55	10,614	2.54
Total interest-bearing liabilities	$330,838	1.62%	$317,075	1.25%

The $294,000 increase in non-interest income for the three months ended September 30, 2019, compared to the prior year quarterly period, was primarily due to an increase of $175,000 in gain on sale of loans, $80,000 in gain on sale real estate, and $45,000 in service charges on deposit accounts, partially offset by a decrease of $3,000 in both other income and gain on sale of fixed assets. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk. The increase in gain on sale of loans reflects an increase in loans originated for sale during the three months ended September 30, 2019.

The $301,000 increase in non-interest expense for the three months ended September 30, 2019, compared to the same period in 2018, is primarily attributable to increases of $190,000 in compensation and benefits expense, $89,000 in advertising expense, $57,000 in loan and collection expense, $52,000 in occupancy and equipment expense, $20,000 in other expenses, $15,000 in franchise and bank shares tax expense, $10,000 in data processing expense, and $2,000 in audit and examination fees.  The increases were partially offset by decreases of $75,000 in real estate owned valuation adjustments, $30,000 in deposit insurance premium expense, and $29,000 in legal fees.

At September 30, 2019, the Company reported total assets of $459.9 million, an increase of $17.4 million, or 3.9%, compared to total assets of $442.5 million at June 30, 2019. The increase in assets was comprised primarily of increases in cash and cash equivalents of $15.0 million, or 83.0%, from $18.1 million at June 30, 2019 to $33.1 million at September 30, 2019, loans held-for-sale of $3.4 million, or 39.9%, from $8.6 million at June 30, 2019 to $12.0 million at September 30, 2019, investment securities of $496,000, or 0.7%, from $67.0 million at June 30, 2019 to $67.5 million at September 30, 2019, other assets of $177,000, or 2.0%, from $8.8 million at June 30, 2019 to $9.0 million at September 30, 2019, and deferred tax assets of $17,000, or 2.0%, from $849,000 at June 30, 2019 to $866,000 at September 30, 2019.  These increases were partially offset by decreases in real estate owned of $886,000, or 64.9%, from $1.4 million at June 30, 2019 to $480,000 at September 30, 2019, premises and equipment of $440,000, or 3.2%, from $13.6 million at June 30, 2019 to $13.1 million at September 30, 2019, and loans receivable net of $393,000, or 0.1%, from $324.1 million at June 30, 2019 to $323.7 million at September 30, 2019.  The increase in investment securities was primarily due to the purchase of $5.0 million of mortgage-backed securities partially offset by $4.5 million of principal repayments on mortgage-backed securities.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the three months ended September 30, 2019.  The decrease in real estate owned was due to the sale of three one-to-four family residences during the quarter ended September 30, 2019.

Total liabilities increased $18.0 million, or 4.6%, from $392.1 million at June 30, 2019 to $410.2 million at September 30, 2019 primarily due to an increase in total deposits of $16.8 million, or 4.3%, to $405.0 million at September 30, 2019 compared to $388.2 million at June 30, 2019, an increase in other liabilities of $715,000, or 33.4%, from $2.1 million at June 30, 2019 to $2.9 million at September 30, 2019, and an increase in other borrowings of $550,000, or 122.2%, from $450,000 at June 30, 2019 to $1.0 million at September 30, 2019, partially offset by a decrease of $73,000, or 5.4%, in advances from the Federal Home Loan Bank from $1.4 million at June 30, 2019 to $1.3 million at September 30, 2019.  The increase in deposits was primarily due to a $13.5 million, or 34.1%, increase in savings deposits from $39.6 million at June 30, 2019 to $53.1 million at September 30, 2019, a $12.3 million, or 20.7%, increase in non-interest bearing deposits from $59.4 million at June 30, 2019 to $71.7 million at September 30, 2019, and a $1.2 million, or 1.6%, increase in money market deposits from $74.9 million at June 30, 2019 to $76.1 million at September 30, 2019,  partially offset by a decrease of $10.0  million, or 5.5%, in certificate of deposits from $183.2 million at June 30, 2019 to $173.2 million at September 30, 2019, and a decrease in NOW accounts of $138,000, or 0.4%, from $31.0 million at June 30, 2019 to $30.9 million at September 30, 2019. The Company had $19.2 million in brokered deposits at September 30, 2019 compared to $11.2 million at June 30, 2019. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.  The decrease in advances from the Federal Home Loan Bank was primarily due to growth in total deposits which replaced advances as a source of funds.

At September 30, 2019, the Company had $4.1 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $5.1 million of non-performing assets at June 30, 2019, consisting of two commercial business loans, four single-family residential loans, one lot loan, one land loan, and one residential lot in other real estate owned at September 30, 2019 compared to five single-family residential loans, two line of credit loans, two commercial business loans, one lot loan, one land loan, one residential lot in other real estate owned, and two properties that secured single-family residential loans in other real estate owned at June 30, 2019. At September 30, 2019, the Company had four single family residential loans, two commercial business loans, two commercial land and lot development loans, and six loans to one borrower consisting of three commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to four single family residential loans, one line of credit loan, two commercial business loans, two commercial land and lot development loans, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard at June 30, 2019. There were no loans classified as doubtful at September 30, 2019 or June 30, 2019.

Shareholders’ equity decreased $605,000, or 1.2%, to $49.7 million at September 30, 2019 from $50.3 million at June 30, 2019.  The primary reasons for the changes in shareholders’ equity from June 30, 2019 were the acquisition of Company stock of $1.8 million, and dividends paid totaling $293,000, partially offset by net income of $1.2 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $154,000, an increase in the Company’s accumulated other comprehensive income of $66,000, and proceeds from the issuance of common stock from the exercise of stock options of $4,000.

The Company repurchased 55,002 shares of its common stock under its stock repurchase program during the quarter ended September 30, 2019 at an average price per share of $32.42. On September 11, 2019, the Company announced that its Board of Directors approved a ninth stock repurchase program for the repurchase of up to 90,000 shares upon completion of the eighth stock repurchase program. As of September 30, 2019, there were 90,396 shares remaining for repurchase under the eighth and ninth stock repurchase programs.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	September 30, 2019	June 30, 2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$33,140	$18,108
Securities available-for-sale at fair value	43,470	41,655
Securities held-to-maturity (fair value September 30, 2019: $24,319; June 30, 2019: $25,532)	24,030	25,349
Loans held-for-sale	12,043	8,608
Loans receivable, net of allowance for loan losses (September 30, 2019: $3,584; June 30, 2019: $3,452)	323,741	324,134
Premises and equipment, net	13,114	13,554
Deferred tax asset	866	849
Real estate owned	480	1,366
Other assets	9,007	8,830

Total assets	$459,891	$442,453

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$405,015	$388,164
Advances from the Federal Home Loan Bank of Dallas	1,282	1,355
Other Borrowings	1,000	450
Other liabilities	2,857	2,142

Total liabilities	410,154	392,111

Shareholders’ equity	49,737	50,342

Total liabilities and shareholders’ equity	$459,891	$442,453

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended
	September 30,
	2019	2018
	(Unaudited)
Interest income
Loans, including fees	$4,653	$4,494
Investment securities	16	14
Mortgage-backed securities	390	298
Other interest-earning assets	109	80
Total interest income	5,168	4,886
Interest expense
Deposits	1,335	929
Federal Home Loan Bank borrowings	15	68
Other bank borrowings	4	1
Total interest expense	1,354	998
Net interest income	3,814	3,888

Provision for loan losses	175	250
Net interest income after provision for loan losses	3,639	3,638

Non-interest income
Gain on sale of loans	567	392
Gain on sale of fixed assets	--	3
Gain on sale of real estate	80	--
Income on Bank-Owned Life Insurance	35	35
Service charges on deposit accounts	272	227
Other income	10	13

Total non-interest income	964	670

Non-interest expense
Compensation and benefits	1,806	1,616
Occupancy and equipment	372	320
Data processing	160	150
Audit and examination fees	56	54
Franchise and bank shares tax	115	100
Advertising	147	58
Legal fees	110	139
Loan and collection	119	62
Deposit insurance premium	--	30
Real estate owned valuation adjustment	--	75
Other expenses	192	172

Total non-interest expense	3,077	2,776

Income before income taxes	1,526	1,532
Provision for income tax expense	279	314

NET INCOME	$1,247	$1,218

EARNINGS PER SHARE

Basic	$0.73	$0.68
Diluted	$0.68	$0.63

	Three Months Ended
	September 30,
	2019	2018
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.30%	3.60%
Net interest margin	3.63%	3.86%
Return on average assets	1.11%	1.14%
Return on average equity	10.12%	10.33%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.89%	0.64%
Allowance for loan losses as a percent of non-performing loans	98.85%	127.29%
Allowance for loan losses as a percent of total loans receivable	1.09%	1.05%

Per Share Data:
Shares outstanding at period end	1,790,480	1,894,105
Weighted average shares outstanding:
Basic	1,716,993	1,795,630
Diluted	1,842,091	1,932,225
Tangible book value at period end	$27.78	$26.58
__________________________
(1) Ratios for the three month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145